Exhibit 99.1
FOR IMMEDIATE RELEASE

Company Contact

Peter Hoetzinger	Larry Hannappel
Co CEO & President	Senior Vice President
+1 719 689 5813 +43 664 355 3935	+1 719 229 6448
peter.hoetzinger@cnty.com	larry.hannappel@cnty.com

CENTURY CASINOS CLOSES TRANSACTION TO SELL INTEREST IN GAUTENG, SOUTH AFRICA, PROJECT

COLORADO SPRINGS, Colorado, September 28, 2006 - Century Casinos, Inc. (NASDAQ and Vienna Stock Exchange: CNTY) announces the closing of the previously announced agreement to sell its interest in the Gauteng, South Africa, development project to the Akani Group (comprised of Akani Leisure Investments (Proprietary) Limited and Gold Reef Resorts Limited). Century’s interest in the project included a 30-year casino and resort management agreement as well as certain rights to buy equity stakes in Silver Star Development Ltd., the company licensed for the casino development project.

The agreement with the Akani Group provides for a cash payment in the amount of R 43,290,376 (approximately $5.7 million), which has been received by the Company yesterday. The Akani Group will now seek approval of the Gauteng Gambling Board (“Board”) for this transaction. Should such approval not be forthcoming by June 30, 2007, the Akani Group has the right to amend the terms of the management agreement to a reduced scope of services and fees, again subject to Board approval. If such Board approval is not obtained by September 30, 2007, Century has the right to have all of its interests (including the management agreement and the rights to buy equity stakes in Silver Star Development Ltd.) reinstated against a payment of R40,290,375 (approximately $5.3 million).

“We are pleased with the closing of this transaction and the income we have been able to generate out of this development project. The planned openings of our casino resort in Edmonton, Canada, on November 17, 2006 and the new facility for our casino in Newcastle, South Africa, on November 25, 2006 are the next milestones we look forward to”, said Co CEO and President Peter Hoetzinger.

About Century Casinos, Inc.:

Century Casinos, Inc. is an international casino entertainment company that owns and operates Womacks Casino and Hotel in Cripple Creek, Colorado; owns and operates the Casino Millennium in the Marriott Hotel in Prague, Czech Republic; operates the casinos aboard the Silver Wind, Silver Cloud, The World of ResidenSea, and the vessels of Oceania Cruises; owns a 65% interest in, and has a management contract for, the Century Casino & Hotel in Central City, Colorado; and owns and has begun construction on a casino and hotel development in Edmonton, Alberta, Canada. Through its subsidiary Century Casinos Africa (Pty) Limited, it owns and operates The Caledon Hotel, Spa & Casino near Cape Town, South Africa as well as 60% of, and provides technical casino services to, the Monte Vista Casino & Conference Center, Newcastle, South Africa. Furthermore, the Company’s Austrian subsidiary, Century Casinos Europe GmbH, entered into an agreement to acquire a 33.3% ownership interest in Casinos Poland Ltd. The closing of this transaction is subject to due diligence. The Company continues to pursue other international projects in various stages of development.

For more information about Century Casinos, visit our web site at www.centurycasinos.com. Century Casinos’ common stock trades on The NASDAQ Capital Market® and the Vienna Stock Exchange under the symbol CNTY.

This release may contain forward-looking statements that involve risks and uncertainties. Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements are economic, competitive, and governmental factors affecting the Company’s operations, markets, services and prices, as well as other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q, and 8-K. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.